EXHIBIT 10.6

BOARD ADVISOR AGREEMENT

This agreement (the “Agreement”) is made effective as of December 28, 2021 (“Effective Date”), by The Healing Company Inc., a Nevada corporation (the “Company”), and Deepak Chopra, LLC (the “Advisor”).

The Company wishes to retain the Advisor as an outside advisor to the Company’s Board of Directors (the “Board”), and the Advisor desires to perform such services. Accordingly, the parties hereby agree as follows:

1. Service as an Advisor. The Advisor shall serve on the Company’s advisory board (“Advisory Board”) as Special Advisor to the Board of The Healing Company on a non-exclusive basis for the term of this Agreement. The Advisor shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer, or partner of the Company and not as a member of the Board. The Advisor shall have no power or authority to act for, represent, or bind the Company or its affiliates in any manner whatsoever. The Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority.

2. Duties. During the term of this Agreement, the Advisor will use its commercially reasonable efforts to provide advice and counsel to the members of the Board as may be reasonably requested from time to time, including by rendering the services described on Schedule 1 (the “Services”) to this Agreement. The Advisor will directly advise the Board in the course of performing the Advisor’s duties, unless otherwise expressly directed by the Board.

3. Term. This Agreement shall have a term of two (2) years (the “Term”), provided that either party may terminate the Agreement, with or without reason, by written notice to the other, and provided further that the provisions of Section 4.2, Section 5, and Section 6 and all payment provisions for compensation incurred prior to the termination date shall survive any termination or expiration of this Agreement. In the event this Agreement is terminated by either party, pro-rata fees, and unpaid expenses through the termination date shall be paid to the Advisor promptly thereafter.

4. Fees.

4.1. As compensation for the Advisor’s services under this Agreement, the Company shall pay to the Advisor the compensation described on Schedule 2 to this Agreement.

4.2. The Advisor agrees to pay all federal, state, and local taxes applicable to any compensation paid to the Advisor under this Agreement. The terms and provisions of this Section 4.2 shall survive termination or expiration of this Agreement.

5. Confidential Information. The Advisor acknowledges that, during the course of performing his services hereunder, the Company will disclose information to the Advisor in connection with the Services, including but not limited to projects, products, services, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively “Confidential Information”). The Advisor agrees that the Confidential Information will be used by the Advisor only in connection with Advisory Services and will not be used in any way that is detrimental to the Company. The Advisor agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company or as required by applicable law or order of a court of competent jurisdiction. The Advisor will treat all such information as confidential and proprietary property of the Company. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Advisor’s possession prior to being furnished by the Company, (iii) becomes available to the Advisor on a nonconfidential basis, or (iv) was independently developed by the Advisor without reference to the information provided by the Company. The Advisor shall continue to be bound by the terms of the confidentiality provisions contained in this Section 5 for a period of two years after the termination of the Services by the Advisor.

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6. Developments. All content and improvements (whether or not copyrightable) (“Developments”) related to the business of the Company which are made, conceived, created, written, designed or developed by the Advisor, solely or jointly with others during the Term while actively serving as an advisor to the Company or thereafter if resulting directly or indirectly derived from the Services or the Confidential Information of the Company, shall be the sole property of the Company. By way of clarification, any Developments made, conceived, created, written, designed, or developed by the Advisor in the course of the Advisor’s activities with any third party, and not in the course of his performance of the Services and which are not directly or indirectly derived from the Services or Confidential Information, shall not constitute “Developments”. The Advisor hereby assigns to the Company all Developments and all related copyrights, trademarks, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as the Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority and Advisor shall execute further assignments and other instruments as may be necessary or desirable to fully and completely assign all Developments to the Company and to assist the Company in applying for, obtaining and enforcing patents, trademarks, or copyrights or other rights in the United States and any foreign country concerning any Development. Company acknowledges that Advisor has been previously involved in intellectual property discussions with numerous other parties, including those with related and unrelated to Advisor. From time to time, conflicts may arise, so Company will undertake commercial best efforts to communicate with Advisor to seek to avoid such conflicts

7. Publicity. The Company shall not, without the specific, prior written approval by the Advisor (which consent can be withheld and restricted at the sole discretion of Advisor), have the right to use the name, biography, and picture of the Advisor on the Company’s website, marketing, and advertising materials as pre-approved by Advisor and only for the period approved by Advisor or such shorter or longer period later approved by Advisor.

8. No Conflicts. The Advisor represents and warrants to the Company that the Advisor is free to enter into this Agreement and the Services to be provided under this Agreement are not in conflict with any other contractual or other obligation to which the Advisor is bound.

9. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by electronic mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.

10. Parties in Interest. This Agreement is made solely for the benefit of the Advisor and the Company. No other person shall acquire or have any right under or by virtue of this Agreement.

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11. Entire Agreement; Severability; Counterparts. This Agreement contains the entire agreement between the parties and supersedes any and all prior and contemporaneous oral and written agreements. This Agreement may only be amended, changed or modified by a written document executed by both parties. In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired. This Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties. Neither Advisor nor Company may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the other party’s prior written consent, which consent may not be unreasonably withheld.

12. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada.

13. Authority. This Agreement has been duly authorized, executed, and delivered by and on behalf of the Company and the Advisor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HEALING COMPANY INC.

By:
Name:	Simon Belsham
Title:	CEO

DEEPAK CHOPRA, LLC

Name:	Michael McCarthy
Title:	CFO

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SCHEDULE 1

DUTIES

The responsibility of the members of the advisory board of the Company (“Advisory Board”) is to advise the Company’s executive management team and Board on the direction and progress of the Company’s impact to healing and living healthily.

Additionally, as a Board Advisor, you shall provide the following services, as reasonably requested by the Company:

1. General Services.

a. Attending and participating in up to four (4) three-hour in-person Advisory Board meetings per year, generally to be held in-person at a location to be selected by the Board or remotely via electronic conference. Your attendance at Board meetings shall be at the Board’s invitation only. If you are invited to attend a Board meeting, your status will be as an observer, without any right to vote on matters submitted to a vote of the Board.

b. Participating in a reasonable number of mutually agreed to and scheduled advisory calls with the Company’s executive management team which shall last no more than one (1) hour each.

c. Being available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Company’s executive management team on an as-needed basis in between Advisory Board meetings.

d. Studying and reviewing the business, operations, and historical financial performance of the Company, to be able to properly advise members of the Company’s executive management team.

e. On a biannual basis, with the executive management team, review progress towards our “Healing Goals”, advise on strategy/direction to achieve those goals, and support the production of an impact report to that extent.

2. Content Support.

a. Providing support or collaboration for one (1) piece of content support per month (e.g., creating video, audio, or written content for the Company’s platform, speaking at conferences on behalf of The Healing Company, etc.) – to be agreed in advance by the parties. The Company agrees to provide Deepak Chopra with a minimum of two (2) weeks’ notice to determine whether Deepak Chopra will agree to collaborate on a project. Deepak Chopra and his team will commit to respond to proposals by the Company within 72 hours or such proposals will be deemed to have been accepted, and Deepak Chopra shall not unreasonably object to proposals.

3. Product and Research Guidance.

a. Providing an expert opinion on products that the Company or its subsidiaries may sell, businesses the Company may acquire or partner with, and content that the Company may create.

b. Providing non-exclusive, temporary access to research from the Chopra organizations (including the Chopra Foundation) or other resources to ensure a science-backed approach to the ingredients, formulations, and content the Company or its subsidiaries may offer. If research is used to market and/or promote, The Healing Company will cite the source – e.g., Chopra Global or Dr. Deepak Chopra or Chopra Foundation

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c. Connecting the Company with subject matter experts from your network to support where more specialized knowledge may be required.

d. Advise on complementary integrative approaches to support the healing goals of The Healing Company (e.g., meditation, breathwork, journaling, Ayurvedic practices, etc.).

e. Support with creating a "Healing Standard" of efficacy for products and formulations that can become an industry-wide designation of quality, purity, and sustainability.

4. General Promotion.

a. Allow for the promotion of Deepak Chopra’s name and image on the Company’s website and/or mobile application and any marketing materials referencing the Advisory Board and purpose of The Healing Company (e.g., investor materials, consumer marketing, etc.) all final promotions must need approval from Deepak Chopra. However, the Company will not ask Deepak Chopra to endorse specific products unless Deepak Chopra otherwise desires to. All proposals for the promotion of Deepak Chopra’s name, image and likeness shall be sent to Deepak Chopra’s team with at least two (2) weeks’ notice in advance for approval. Deepak Chopra may choose not to proceed with any specific marketing plans, pending the specific products, services and/or way he is being marketed by The Healing Company and its affiliates. Deepak Chopra and his team will commit to respond to proposals by the Company within 72 hours or such proposals will be deemed to have been accepted, and Deepak Chopra shall not unreasonably object to proposals.

The anticipated time commitment to be expected of you is estimated to be at .5 days per month, or 6 days per year, inclusive of Board meetings; provided, however, that this is an estimate only, and your time commitment may be spread across the calendar year unevenly as dictated by business needs of the Company.

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SCHEDULE 2

COMPENSATION

1. Consulting Fees.

As compensation for the Services under this Agreement, the Company shall pay to the Advisor a fee of Twelve Thousand Five Hundred Dollars ($12,500.00) each fiscal quarter, payable in arrears on or about March 31, June 30, September 30, December 31 for Services provided during the quarter, with the first quarter being pro-rated from the date of this Agreement.

The Company shall not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on the Advisor’s behalf. However, the Company may file informational returns with the appropriate federal and state agencies regarding such payments. The Advisor is solely responsible for the payment of all taxes and contributions on the Advisor’s behalf.

2. Stock Consideration.

In addition, subject to the approval of the Company’s Board of Directors, Advisor shall receive a grant of non-statutory stock options (“Options”) to purchase 200,000 shares of the Company’s common stock with an exercise price set to the most recent Fair Market Value (FMV) at the time of the effective date of this agreement. Such options shall have a term of 10 years, with 25% of such Options to be fully vested as of (6) months from the Effective Date of this Agreement and the remainder vesting in three (3) equal installments every six (6) months thereafter until all Options have vested on the second anniversary of the Effective Date. In the event this Agreement is terminated by either party, any unvested Options shall be forfeited in accordance with the terms of the Company’s 2021 Equity Incentive Plan.

The Options shall be granted under, and subject to, the terms of the Company’s 2021 Equity Incentive Plan and an award agreement between the Company and the Advisor.

3. Chopra Foundation Donation.

The Company shall make an annual donation to The Chopra Foundation for Fifty Thousand Dollars ($50,000.00), with the first annual donation to be paid within thirty (30) days of the date of execution of this Agreement by both parties.

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